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LOAN AND SECURITY AGREEMENT

    THIS LOAN AND SECURITY AGREEMENT ("Agreement") is made as of the 26th day of September, 2001, between WELLS FARGO BANK, National Association, with an address at 1740 Broadway, C7301-031, Denver, Colorado 80274, its successors and assigns ("Lender"), and CIBER, INC., a Delaware corporation, with an address at 5251 DTC Parkway, Greenwood Village, Colorado 80111 ("Borrower").

WITNESSETH:

    WHEREAS, the Borrower has requested that Lender extend credit in order to enable Borrower, subject to the terms and conditions of this Agreement, to borrow on a revolving basis, at any time and from time to time prior to the Maturity Date, an aggregate principal amount at any time not in excess of $40,000,000. The proceeds of such borrowings are to be used to permit Borrower to acquire PSINet Consulting Solutions, Inc., and to provide Borrower working capital support and for other general corporate purposes; and

    WHEREAS, Lender desires to extend such credit to the Borrower on the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of any Loans and / or Letters of Credit made for the account of Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

ARTICLE I. DEFINITIONS

    SECTION 1.1  Defined Terms.  As used in this Agreement, the following words and terms shall have the meanings specified below:

      (a) "Account," "Account Debtor," "Chattel Paper," "Commercial Tort Claims," "Documents," "Equipment," "General Intangibles," "Goods," "Instruments," "Inventory," "Letter-of-Credit Rights," and "Securities" shall have the respective meanings assigned to such terms, as of the date of this Agreement, in the Colorado Uniform Commercial Code.

      (b) "Affiliate" shall mean any Person directly or indirectly controlling, controlled by or under common control with another Person.

      (c) "Agreement" shall mean this Loan and Security Agreement, any exhibits or schedules hereto, any concurrent or subsequent rider hereto and any extensions, supplements, amendments or modifications hereto.

      (d) "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Colorado) on which banks are open for business in Denver, Colorado.

      (e) "Collateral" shall mean all of the property of Borrower described in Article VI hereof, together with all other real or personal property of Borrower now or hereafter pledged to Lender to secure repayment of any of the Liabilities, including without limitation all Accounts, Inventory, General Intangibles and Equipment of Borrower. In addition, DigiTerra, Inc., shall enter into a security agreement with Lender and permit Lender to file a financing statement with respect to DigiTerra, Inc., accounts receivable, subject only to that certain IBM Credit Corporation Agreement for Wholesale Financing.

      (f)  "Commitment" shall have the meaning specified in Section 2.1 hereof.

      (g) "Current Assets" shall be as defined by GAAP.

      (h) "Current Liabilities" shall be as defined by GAAP.

      (i)  "Debt" means all of Borrower's Liabilities excluding Subordinated Debt.

      (j)  "EBITDA" means for the Borrower and its Subsidiaries on a consolidated basis, as calculated at any date of determination for a specified Rolling Period, the sum (without duplication, without giving effect to any extraordinary losses or gains during such Rolling Period and adjusted as required to take into account any minority ownership interest) of (a) net income or deficit during such Rolling Period, plus (b) to the extent already deducted in computing such net income (i) income tax expense during such Rolling Period, (ii) Interest Expense during such Rolling Period (iii) depreciation, amortization and other non-cash-expense items during such Rolling Period, and (iv) any losses on the sale or disposition of assets (other than in the ordinary course of business) during such Rolling Period. The term "Rolling Period" means, on any date of determination, the most recent four fiscal quarters ended on March 31, June 30, September 30, or December 31 (as the case may be).

      (k) "EBITDAR" means for the Borrower and its Subsidiaries on a consolidated basis, as calculated at any date of determination for a specified Rolling Period, the sum (without duplication, without giving effect to any extraordinary losses or gains during such Rolling Period and adjusted as required to take into account any minority ownership interest) of (a) net income or deficit during such Rolling Period, plus (b) to the extent already deducted in computing such net income (i) income tax expense during such Rolling Period, (ii) Interest Expense during such Rolling Period (iii) depreciation, amortization and other non-cash-expense items during such Rolling Period, (iv) any losses on the sale or disposition of assets (other than in the ordinary course of business) during such Rolling Period and (v) lease payments.

      (l)  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      (m) "Event of Default" shall have the meaning specified in Article VIII hereof.

      (n) "Fixed Charge Coverage Ratio" means EBITDAR divided by the aggregate of capital expenditures, interest, lease payments and scheduled principal reductions relating to the Commitment during such Rolling Period. A one time add back of goodwill impairment will be allowed; provided, however, the goodwill impairment is added back to EBITDAR in the quarter it was recognized and the same does not exceed $25,000,000.

      (o) "GAAP" means generally accepted accounting principles.

      (p) "Guarantors" shall mean DigiTerra, Inc., a Delaware corporation, CIBER Associates, Inc., a Delaware corporation, and CIBER International, Inc., a Delaware corporation, together with each domestic Subsidiary of the Borrower that results from merger, acquisition, creation or otherwise after the Closing, as to the entire obligation of the Borrower, jointly and severally.

      (q) "Indebtedness" means all Loans together with all of the obligations, debts, and liabilities of Borrower to Lender, or anyone or more of these, as well as all claims by Lender against Borrower, or any one or more of them; whether now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated; whether Borrower may be liable individually or jointly with others; whether Borrower may be obligated as a guarantor, surety or otherwise; whether recovery upon such Indebtedness may be or hereafter may become barred by any statute of limitations; and whether such Indebtedness may be or hereafter may become otherwise unenforceable.

      (r) "Indemnified Party" shall have the meaning specified in Article X hereof.

      (s) "Interest Expense" shall mean for any period of calculation thereof the aggregate amount of all interest (including Fees) on all Indebtedness whether paid in cash or accrued as a liability and payable in cash during such period with respect to Fees and other Lender charges.

      (t)  "Letter of Credit Issuer" shall mean Wells Fargo.

      (u) "Letters of Credit" shall mean any irrevocable standby letter of credit which shall now or hereafter be issued by the Letter of Credit Issuer at the request and for the account of Borrower pursuant to the terms of this Agreement.

      (v) "Leverage Ratio" shall mean the ratio of Total Funded Indebtedness to EBITDA for the 12-month period ending on the last day of each quarter.

      (w) "Liabilities" shall mean any and all obligations, liabilities and indebtedness of Borrower to Lender or to any Affiliate of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including without limitation obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law, including without limitation all obligations for payment of the Loans and / or Letters of Credit and for payment of the reimbursement obligations under Article II.

      (x) "Loan" or "Loans" shall mean all advances made by Lender to Borrower pursuant to Article II hereof.

      (y) "Loan Availability" shall mean, at any time, Forty Million Dollars ($40,000,000), subject to reductions in the maximum amount of the Commitment from time to time pursuant to Section 2.8, less the aggregate undrawn face amount of the Letters of Credit.

      (z) "Loan Documents" shall mean this Agreement, the Note, UCC-1 financing statements, and any other instruments or documents evidencing, securing or relating to the Loan.

      (aa) "Maturity Date" means September 30, 2004.

      (bb) "Obligor" shall mean Borrower and each Guarantor or Person who is or shall become primarily or secondarily liable for any of the Liabilities.

      (cc) "Other Agreements" shall mean all agreements, instruments and documents, including without limitation notes, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, security agreements, intercreditor agreements, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Lender or to any Affiliate of Lender in connection with the Liabilities or the transactions contemplated hereby.

      (dd) "Permitted Liens" shall mean (i) statutory liens of mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder, (ii) liens or security interests in favor of Lender, (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower's ability to use such real property for its intended purpose in connection with Borrower's business, (iv) purchase money security interests (not exceeding $250,000 per calendar year), (v) capital leases (not exceeding $100,000 per calendar year), (vi) tax liens not yet delinquent, and (vii) the liens set forth on Exhibit "E".

      (ee) "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including without limitation any instrumentality, division, agency, body or department thereof.

      (ff) "Plan" shall mean any employee benefit plan defined in Section 3(3) of ERISA, including any multi-employer plan or any employee welfare benefit plan which is maintained or has been maintained pursuant to a collective bargaining agreement to which two or more unrelated employers contribute and in respect of which Borrower is an "employer" as defined in Section 3(5) of ERISA.

      (gg) "Prime Rate" shall mean the rate of interest per annum announced from time to time by the Lender as its prime rate in effect at its principal office in San Francisco, California; each change in the Prime Rate shall be effective on the date such change is announced. The Prime Rate may not be publicly announced or published and does not necessarily represent the lowest or best rate at which Lender will extend credit.

      (hh) "Subordinated Debt" means indebtedness and liabilities of Borrower or Guarantors which have been subordinated by written agreement to indebtedness owned by Borrower or Guarantors to Lender in form and substance acceptable to Lender.

      (ii) "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower or by any partnership, limited liability company or joint venture of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower.

      (jj) "Tangible Net Worth" means consolidated stockholder equity excluding all GAAP intangibles (i.e., goodwill, trademarks, patents, copyrights, organization expenses, and similar intangible items).

      (kk) "Termination Date" shall mean the earliest to occur of the following: (i) the Maturity Date, (ii) the date Lender makes demand for the payment of the Liabilities, or (iii) the date the Liabilities are accelerated pursuant to Article II hereof.

      (ll) "Total Funded Indebtedness" means the sum of: (i) all obligations of the Borrower and its Subsidiaries for borrowed money including, but not limited to, senior bank debt, senior notes, and Subordinated Debt; (ii) capital leases; (iii) issued and outstanding Letters of Credit; and (iv) contingent obligations.

      (mm)"Wells Fargo" means Wells Fargo Bank, National Association.

    SECTION 1.2  Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any accounting or financial covenant set forth in Articles IV and V, such terms shall be construed in accordance with GAAP as in effect on the date this Agreement applied on a basis consistent with the application used in the Borrower's audited financial statements referred to in Section 5.1(t)(viii).

ARTICLE II. CREDIT; FEES AND CHARGES

    SECTION 2.1  Commitment.  Subject to the terms and conditions of this Agreement and the Other Agreements and provided further that Borrower is not in default thereunder, and prior to the Termination Date, Lender shall, make Loans and / or Letters of Credit to Borrower as Borrower shall from time to time request (the "Commitment"). The aggregate unpaid principal of all Loans outstanding at any one time shall not exceed Forty Million Dollars ($40,000,000), subject to reductions in the maximum amount of the Commitment from time to time pursuant to Section 2.8, less the aggregate undrawn face amount of the Letters of Credit. If at any time the outstanding principal balance of the Loans exceeds Loan Availability, Borrower shall immediately, and without the necessity of a demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess.

    SECTION 2.2  Loans and Letters of Credit.  (a) Subject to the same terms, conditions and limitations set forth in Section 2.1 above, Lender shall, at Borrower's request, cause cash advances pursuant to the Loan to be issued for the account of Borrower (a "Borrowing").

      (b) Subject to the same terms, conditions and limitations set forth in Section 2.1 above, Lender shall, at Borrower's request, cause the Letters of Credit to be issued for the account of Borrower; provided, that the aggregate undrawn face amount of the Letters of Credit shall not at any time exceed the lesser of (i) Five Million Dollars ($5,000,000) less any outstanding standby letters of credit issued by United Missouri Bank, and (ii) the amount by which Loan Availability at such time exceeds the outstanding principal balance of the Loans at such time. If at any time the Loan Availability is zero or less than zero, Borrower shall provide cash collateral to Lender in an amount equal to the amount by which Loan Availability is less than zero to secure any Letters of Credit. The Letters of Credit shall be in form and substance satisfactory to Lender and shall not have an expiration date later than twelve (12) months from the date of issuance or the Maturity Date, whichever is earlier. Borrower shall reimburse the Lender for any payments made in respect of the Letters of Credit. Borrower shall reimburse Lender, immediately upon demand, in the amount of any payments made by Lender to any Person with respect to the Letters of Credit, and until Lender shall have been so reimbursed by Borrower such payments by Lender shall be deemed to be Loans. In connection with the Letters of Credit, Borrower hereby indemnifies Lender for any payments made by Lender with respect to the Letters of Credit and for any taxes, levies, deductions, charges and costs and expenses incurred by Lender with respect to the Letters of Credit.

    SECTION 2.3  Notice of Borrowing and Request for Letters of Credit.  Cash advances shall be made from the Lender to Borrower only after Borrower notifies Lender in writing (to the attention of John R. Hall or other then available relationship personnel at Wells Fargo) prior to 12:00 p.m. (noon) of the date of the desired cash advance, until such time as a "4-Way Sweep Agreement" may be entered into between the parties at which time cash advances shall thereafter be controlled pursuant to such 4-Way Sweep Agreement. The Borrower shall give the Lender written notice with respect to a request for the issuance of a Letter of Credit at least five (5) Business Days prior to the date such Letter of Credit is requested to be issued, along with an application for such Letter of Credit executed by an officer of the Borrower. Each notice of Borrowing and / or request for the issuance of a Letter of Credit shall be deemed a representation by Borrower that all conditions precedent to such Borrowing and / or request for a Letter of Credit have been satisified.

    SECTION 2.4  Note.  The Loans shall be evidenced by a revolving note ("Note") duly executed on behalf of the Borrower, dated the Closing Date (as hereinafter defined), in substantially the form attached hereto as Exhibit "A" with the blanks appropriately filled, payable to the order of Lender in a principal amount equal to the Commitment. The outstanding principal balance of the Loans, as evidenced by such Note, together with interest and other unpaid charges shall be payable on the Maturity Date, unless earlier due pursuant to the provisions of Article VIII. The Note shall bear interest from the date of the first Borrowing on the outstanding principal balance thereof as set forth in Section 2.6. The Lender shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to the Note (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in Lender's internal records, an appropriate notation evidencing the date and amount of each Loan, each payment and prepayment of principal of the Loans, each payment of interest on the Loans and the other information provided for on such schedule; provided, however, that the failure of the Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by Lender in accordance with the terms of this Agreement and the Note.

    SECTION 2.5  Fees.

      (a) In the event that the Commitment is amended within thirty-six (36) months of the Closing Date and the revised Commitment does not exceed $40,000,000, Lender agrees not to charge any additional Fees for the first amendment within such time period (unless the Lender participates the Commitment with another bank); provided, however, Borrower shall be responsible for all legal costs and fees associated with any subsequent amendment(s).

      (b) [This provision has been intentionally deleted].

      (c) Borrower shall pay to Lender a Letter of Credit fee at the time of issuance equal to one percent (1%) per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) of the average undrawn face amount of the Letters of Credit, payable in advance. In addition, Borrower shall pay to Lender all expenses incurred by Lender in connection with the issuance and negotiation of any Letter of Credit, payable on the date incurred by Lender.

      (d) Borrower shall pay to Lender an unused commitment fee (the "Unused Commitment Fee") in the amount of .125% per annum on the unused portion of the Commitment. The Unused Commitment Fee shall be paid by Borrower to Lender on each calendar quarter commencing on December 31, 2001, in arrears. The Unused Commitment Fee shall be accruing from the Closing Date.

      (e) All fees identified in this Section 2.5 shall be hereinafter defined as "Fees" and, except for the Origination Fee (which is due at closing), shall be paid on each calendar quarter commencing on December 31, 2001, in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

    It is the intent of the parties that the rate of interest and the other fees and charges to Borrower under this Agreement shall be lawful; therefore, if for any reason the interest or other fees and charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

    SECTION 2.6  Interest on Loans.  Interest on the Loans shall be payable, in arrears, on the outstanding principal balance of the Loans without notice or demand on the first day of each calendar quarter commencing on December 31, 2001, during the term of this Agreement and on the Termination Date, except as otherwise provided in this Agreement. Subject to the provisions of Section 2.7, the Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Prime Rate. The Borrower shall be eligible for reductions in the Prime Rate as set forth in this Section 2.6 upon Borrower's achieving Borrower's ratio of Total Funded Indebtedness to EBITDA for the 12-month period ending on the last day of each quarter as follows:

  (i)
  If the Leverage Ratio is in excess of 1.00:1, then the Prime Rate shall be reduced 20 basis points (0.20%); or

  (ii)
  If the Leverage Ratio is between 0.75:1 and 1.00:1, then the Prime Rate shall be reduced 45 basis points (0.45%); or

  (iii)
  If the Leverage Ratio is less than 0.75:1, then the Prime Rate shall be reduced 70 basis points (0.70%).

    SECTION 2.7  Default Interest.  If the Borrower shall default in the payment of the principal of or interest on the Loans or any other amount due or becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate (the "Default Rate") per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Prime Rate plus three percent (3%).

    SECTION 2.8  Termination and Reduction of Commitment.

      (a) The Commitment shall be automatically terminated at 5:00 p.m., Mountain Time, on the Maturity Date.

      (b) Beginning quarter ended December 31, 2001, the Commitment shall automatically be reduced quarterly in the amount of $2,500,000.

    SECTION 2.9  Prepayment.  The Borrower shall have the right at any time and from time to time to optionally prepay any Borrowing, in whole or in part, without penalty.

    SECTION 2.10  Reserve Requirements; Change in Circumstances.

      (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to the Lender of any fees or other amounts payable hereunder (other than taxes imposed on the overall net income of Lender by the jurisdiction in which Lender has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by Lender or shall impose on Lender any other condition affecting this Agreement, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loans to reduce the amount of any sum received or receivable by Lender hereunder or under the Note (whether of principal, interest or otherwise) by an amount deemed by Lender to be material, then Borrower shall pay to Lender upon demand such additional amount or amounts as will compensate lender for such additional costs incurred or reduction suffered.

      (b) If the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or any lending office of Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's capital which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time the Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for any such reduction suffered.

      (c) A certificate of Lender setting forth such amount or amounts as shall be necessary to compensate Lender as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay Lender the amount shown as due on any such certificate delivered by it within 10 days after delivery of the same.

      (d) Failure on the part of Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of Lender's right to demand compensation with respect to such period or any other period; provided, however, such demand must be made within ninety (90) days from the date the right to demand accrued. The protection of this Section shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. If any amounts are payable pursuant to this Section 2.10. Lender shall apply the provisions of Section 2.10 on a non-discriminatory basis to all similarly situated borrowers of Lender.

    SECTION 2.11  Payments.  In the event that payments are not made pursuant to the 4-Way Sweep Agreement, the Borrower shall make each payment (including principal or interest of any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 p.m. (noon), Mountain Time, on the date when due in dollars to the Lender at its offices at 1740 Broadway Street, C7301-031, Denver, Colorado 80274, in immediately available funds. Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a date that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

ARTICLE III. CONDITIONS OF LENDING.

    SECTION 3.1  All Borrowings.  Without limiting Lender's discretion to make any Loan and / or Letter of Credit hereunder, the making of any advance provided for in this Agreement shall be conditioned upon the following:

      (a) Satisfactory due diligence has been conducted by Lender including, but not limited to the following:

(i)	An initial Collateral audit of Borrower's financial records satisfactory to Lender (such audit at no cost to Borrower);
(ii)	Review and approval of consolidating and consolidated financial statements including balance sheet, income statement and cash flow statement for the period ending June 30, 2001;
(iii)	Review and approval of the breakout of governmental account receivables and foreign account receivables as of June 30, 2001;
(iv)	Review of all notes and payables of the Borrower and Subsidiaries as of June 30, 2001, including terms and conditions, and confirmation that all such notes are subordinated to the Lender;
(v)
Confirmation that the Borrower has repaid all existing debt and cancellation of United Missouri Bank ("UMB") line of credit and, further, confirmation that all UMB and other liens against the Borrower have been released; provided, however, Borrower shall be permitted to provide 100% cash or cash equivalent security for those standby letters of credit identified in Exhibit "E" so long cash security does not exceed Six Hundred Twenty-Five Thousand Dollars ($638,500.00);
(vi)	Confirmation that the acquisition of PSINet Consulting Solutions, Inc., will be completed on or before November 15, 2001;
(vii)	Confirmation that there has been no material adverse change prior to the Closing Date;
(viii)	Review and approval of the operating leases identified on Exhibit "J"; and
(ix)	Such other conditions as Lender may deem appropriate.

      (b) Borrower shall be in compliance with all of the terms and provisions set forth in this Agreement and the Other Agreements with respect to its part to be observed or performed, and at the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing;

      (c) All of the representations, warranties and covenants contained in this Agreement and the Other Agreements shall be true and correct as if made on both the date of the request and the date the Loan is made, except to the extent such representations, warranties and covenants expressly relate to an earlier date;

      (d) Lender shall have received, in form and substance satisfactory to Lender, all certificates, orders, authorities, consents, affidavits, schedules, instruments, security agreements, financing statements, mortgages, reports and other documents which are provided for hereunder, or which Lender may at any time request;

      (e) Lender shall have received, in form and substance satisfactory to Lender, guarantees from each of the Guarantors which are provided for hereunder, or which Lender may at any time request, together with corporate resolutions of each Guarantor authorizing such Guarantor to enter into the guarantee;

      (f)  Lender shall have received, in form and substance satisfactory to Lender, all subordination agreements or other documentation relating to the Subordinated Debt which are provided for hereunder, or which Lender may at any time request;

      (g) Borrower will be maintaining all primary operating, payroll and investment deposit accounts with Lender; and

      (h) Any advance under this Agreement for the acquisition of PSINet Consulting Solutions, Inc., shall be subject to confirmation that (i) all representations and warranties of the Borrower remain true and correct, (ii) that there has been no material adverse change relating to Borrower or any of its Subsidiaries occurring since the date of latest audited financial statements delivered to Lender prior to the Closing Date, (iii) there is no default or potential default of any term or condition of this Agreement as a result of such advance.

      (i)  Lender shall have received, in form and substance satisfactory to Lender, a security agreement from DigiTerra, Inc., permitting Lender to file a financing statement with respect to DigiTerra Inc. accounts receivable.

    SECTION 3.2  Closing Date.  On the closing date ("Closing Date") of any Loan made hereunder:

      (a) Lender shall have received a duly executed Note complying with the provisions of Section 2.4, and the Other Agreements required herein;

      (b) Lender shall have received a favorable written opinion from Borrower's counsel, Davis, Graham & Stubbs, LLP; dated on the Closing Date and addressed to the Lender, in the form set forth in Exhibit "B" hereto;

      (c) All legal matters incident to this Agreement and the Borrowings hereunder shall be satisfactory to the Lender and its counsel;

      (d) The Lender shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate of good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a complete copy of the by-laws of the Borrower in effect on the Closing Date and at all times since a date prior to the date of resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Documents or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; (iv) good standing certificates and/or certificates of authorization to conduct business from appropriate governmental authorities in all states wherein Borrower conducts business, and (v) such other documents as Lender, or counsel for the Lender, may reasonably request; and

      (e) The Lender shall have received a certificate, dated the Closing Date and signed by a financial officer of the Borrower, confirming compliance with the conditions precedent set forth in subparagraphs (b) and (c) of Section 3.1.

ARTICLE IV. BORROWER'S REPRESENTATIONS,
WARRANTIES AND COVENANTS.

    SECTION 4.1.  Affirmative Covenants.  Except as set forth in the schedule(s) attached as Exhibit "H" hereto, Borrower hereby represents, warrants and covenants that:

      (a) the financial statements delivered or to be delivered by Borrower to Lender at or prior to the date of this Agreement and at all times subsequent thereto accurately reflect the financial condition of Borrower, and there has been no adverse change in the financial condition, the operations or any other status of Borrower since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement;

      (b) the office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower's principal place of business and all of Borrower's other places of business, locations of collateral and post office boxes are as set forth in Exhibit "C"; Borrower shall promptly (but in no event less than ten (10) days prior thereto) advise Lender in writing of the proposed opening of any new place of business, the closing of any existing place of business, any change in the location of Borrower's books, records and accounts (or copies thereof) or the opening or closing of any post office box of Borrower, such written notification shall automatically be deemed an amendment to Exhibit "C";

      (c) the Collateral, including without limitation the Equipment is and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on the first page of this Agreement or on Exhibit "C" or at other locations at which Borrower conducts its business operations;

      (d) if any of the Collateral consists of Goods of a type normally used in more than one state, whether or not actually so used, Borrower shall immediately give written notice to Lender of any use of any such Goods in any state other than a state in which Borrower has previously advised Lender such Goods shall be used, and such Goods shall not, except as set forth in Subsection (c) above, or unless Lender shall otherwise consent in writing, be used outside of the United States;

      (e) each account or item of inventory or equipment which Borrower shall, expressly or by implication, request Lender to classify as an Account, Inventory or Equipment, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of "Account", "Inventory" and "Equipment" as set forth herein and as otherwise established by Lender from time to time, and Borrower shall promptly notify Lender in writing if any such Account, Inventory or Equipment shall subsequently become ineligible;

      (f)  Borrower is and shall at all times be the lawful owner of its property now purportedly owned or hereafter purportedly acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens;

      (g) Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder; Borrower's execution, delivery and performance of this Agreement and the Other Agreements does not and shall not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, and Borrower's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected;

      (h) there are no actions or proceedings which are pending or threatened against Borrower which would (i) reasonably be expected to result in any material adverse change in its financial condition, (ii) reasonably be expected to create liabilities upon Borrower in excess of $500,000, or (iii) materially adversely affect Borrower's property, and Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Lender;

      (i)  Borrower has obtained all licenses, authorizations, approvals and permits, the lack of which would have a material adverse effect on the operation of its business, and Borrower is and shall remain in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances, the failure to comply with which could reasonably be expected to have a material adverse effect on its business, property, assets, operations or condition, financial or otherwise;

      (j)  all written information now, heretofore or hereafter furnished by Borrower to Lender is and shall be true and correct as of the date with respect to which such information was or is furnished;

      (k) Borrower is not conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities or transactions with any Affiliate of Borrower; provided, however, that Borrower may enter into transactions with Subsidiaries, Affiliates and Guarantors of Borrower in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transfers or transactions would have been made had they been made to or with a Person that is not an Affiliate of Borrower and, in connection therewith, may transfer cash or property to Affiliates of Borrower for fair value;

      (l)  Borrower's name has always been as set forth on the first page of this Agreement and Borrower uses no trade names or division names in the operation of its business, except as set forth on Exhibit "D"; Borrower shall notify Lender in writing within ten (10) days of the change of its name or the use of any trade names or division names not previously disclosed to Lender in writing;

      (m) with respect to Borrower's Equipment: (i) Borrower has good and indefeasible and merchantable title to and ownership of all Equipment, including without limitation the Equipment described or listed on the schedule of Equipment delivered to Lender concurrently with this Agreement; (ii) Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained; (iii) Borrower shall not permit any such items to become a fixture to real estate or an accession to other personal property, except as provided in relevant operating leases; and (iv) Borrower, immediately on demand by Lender, shall deliver to Lender any and all evidence of ownership of, including without limitation certificates of title and applications of title to, any of the Equipment;

      (n) this Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms;

      (o) Borrower is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder;

      (p) Except for Permitted Liens, Borrower is not now obligated, nor shall it create, incur, assume or become obligated (directly or indirectly), for any loans or other Indebtedness for borrowed money other than the Loans, except that Borrower may (i) borrow money from a Person other than Lender on a subordinated basis if a subordination agreement in favor of Lender and in form and substance reasonably satisfactory to Lender is executed and delivered to Lender relative thereto; (ii) maintain any present Indebtedness to any Person which is a Permitted Lien and is set forth on Exhibit "E"; and (iii) incur indebtedness to trade creditors in the ordinary course of Borrower's business;

      (q) Borrower does not own any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time;

      (r) Exhibit "F" sets forth the names of all of the Subsidiaries and Affiliates. Except as set forth on Exhibit "F", Borrower has no Subsidiaries, Affiliates or divisions, nor is Borrower engaged in any joint venture, limited liability company or partnership with any other Person;

      (s) Borrower is duly organized and in good standing in its state of organization and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary;

      (t)  Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which is material to the continued financial success and well-being of Borrower;

      (u) There are no controversies pending or threatened between Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of Borrower, and Borrower is in compliance in all material respects with all federal and state laws respecting employment and employment terms, conditions and practices;

      (v) Borrower possesses, and shall continue to possess, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue to conduct its business as heretofore conducted by it.

    Borrower represents, warrants and covenants to Lender that all representations, warranties and covenants of Borrower contained in this Agreement (whether appearing in Articles IV or V hereof or elsewhere) shall be true at the time of Borrower's execution of this Agreement, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full of all of the Liabilities and termination of this Agreement, and shall be remade by Borrower at the time each Loan is made pursuant to this Agreement.

ARTICLE V. ADDITIONAL COVENANTS OF BORROWER.

    SECTION 5.1.  Additional Covenants of Borrower.  Until payment or satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Lender's prior written consent waiving or modifying any of Borrower's covenants hereunder in any specific instance, Borrower agrees as follows:

      (a) Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower's business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit "C";

      (b) Borrower agrees to deliver to Lender the following consolidated and consolidating financial information, all of which shall be prepared in accordance with generally accepted accounting principles, except for absence of footnotes, consistently applied: (i) no later than forty-five (45) days after each calendar quarter, copies of internally prepared financial statements, including without limitation balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the chief financial officer of Borrower; (ii) no later than ninety (90) days after the end of each of Borrower's fiscal year, annual audited financial statements certified, with an unqualified opinion, by independent certified public accountants selected by Borrower and satisfactory to Lender, which financial statements shall be accompanied by a letter from such accountants acknowledging that they are aware that Lender is relying upon such financial statements in connection with the exercise of its rights hereunder; and (iii) such other financial information as Lender shall reasonably request;

      (c) Borrower shall promptly advise Lender in writing of any material adverse change in the business, assets or condition, financial or otherwise, of Borrower, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default hereunder after notice or lapse of time (or both). In addition, Borrower shall promptly advise Lender in writing of any default made in the due observance or performance by Borrower of any covenant, condition or agreement where such default would reasonably be expected to have a material adverse change with any operating lease(s), in any lease where Borrower is a party, or in any bond, debenture, note or other evidence of indebtedness;

      (d) [this provision has been intentionally deleted];

      (e) Lender, or any Persons designated by it, shall have the right, with reasonable advance notice, to call at Borrower's places of business at any reasonable time, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts, leases, and any correspondence and other data relating to Borrower's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower's business as Lender may consider reasonable under the circumstances. Borrower shall furnish to Lender such information relevant to Lender's rights under this Agreement as Lender shall at any time and from time to time request. Borrower authorizes Lender to discuss the affairs, finances and business of Borrower with any officers, directors and employees of Borrower identified and authorized by Borrower or with any Affiliate or the officers, directors and employees of any Affiliate identified and authorized by Borrower, and to discuss the financial condition of Borrower with Borrower's independent public accountants. Any such discussions shall be without liability to Lender or to Borrower's independent public accountants. Borrower shall pay to Lender all customary fees and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder in accordance with and limited by Section 2.5(e), and all of such fees and expenses shall constitute Loans hereunder, payable on demand and, until paid, shall commence to bear interest thirty (30) days after a statement for same has been provided to Borrower at the Prime Rate then applicable to Loans hereunder;

      (f)  Borrower shall:

         (i) keep the Collateral properly housed and shall keep the Collateral insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower with such companies, in such amounts and under policies in such form as shall be reasonably satisfactory to Lender, which insurance companies shall be rated by Best rating system to be "A" "XI" or better. At the request of Lender, original (or certified) copies of such policies of insurance shall be delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender, showing loss under such insurance policies payable to Lender. Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or cancelled and that no act, whether willful or negligent, or default of Borrower or any other person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Lender and all proceeds received by Lender may be applied to the Liabilities in such order and manner as Lender shall determine. Upon the occurrence of an Event of Default, Borrower irrevocably, makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as Borrower's true and lawful attorney-in-fact (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; and

        (ii) maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and, at the request of Lender, original (or certified) copies of such policies shall be delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurance company shall give Lender at least thirty (30) days written notice before any such policy shall be altered or cancelled.

    If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable. All sums disbursed by Lender in connection with any such actions, including without limitation court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Loans hereunder and shall be payable on demand by Borrower to Lender and, until paid, shall bear interest at the Prime Rate then applicable to Loans hereunder, unless the Borrower is in default under this Agreement beyond any applicable cure period at which time interest shall accrue at the Default Rate;

      (g) Borrower shall not use its property, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of its property in any manner that does or would reasonably be expected to result in material damage to the environment or a violation of any applicable environmental laws, rules or regulations; shall keep its property in good condition, repair and order; shall permit Lender to examine any of its property at any time; shall not permit its property, or any part thereof, to be levied upon under execution, attachment, distraint or other legal process; shall not grant a security interest in or suffer to exist a lien on any of its property other than Permitted Liens; shall not sell, lease, transfer or otherwise dispose of any of its property (not to exceed $100,000 per transaction or $250,000 per calendar year) except for the sale of Inventory in the ordinary course of its business; and shall not secrete or abandon any of its property, or remove or permit removal of any of its property from any of the locations listed on Exhibit "C" or as permitted under Section 4.1(c) hereof, except for the removal of Inventory sold in the ordinary course of Borrower's business;

      (h) all monies and other property obtained by Borrower from Lender pursuant to this Agreement will be used solely for business purposes of Borrower;

      (i)  Borrower shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder, and Borrower shall not maintain duplicates or copies of such records at any address other than Borrower's principal place of business set forth on the first page of this Agreement;

      (j)  Borrower shall file all required tax returns and pay all of its taxes when due, including without limitation taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes other than Permitted Liens to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on Borrower's financial statements, (ii) the contesting of any such payment does not give rise to a lien for taxes, and (iii) if Borrower fails to prosecute such contest with reasonable diligence, Lender may apply the money so deposited in payment of such taxes. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Loans hereunder, shall be payable by Borrower to Lender on demand, and, until paid, shall bear interest at the Default Rate;

      (k) Borrower shall not assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (i) as described in Exhibit "K", (ii) by endorsement of instruments for deposit or collection, (iii) in the situation where Borrower assumes, endorses, guarantees, or otherwise becomes liable for the obligations of a Subsidiary not described in Exhibit "K" in an aggregate amount not to exceed One Million Dollars ($1,000,000), or (iv) similar transactions in the ordinary course of business;

      (l)  Borrower shall not enter into any merger or consolidation, or enter into any transaction in excess of $10,000,000 consideration per transaction (including any purchase, redemption or retirement of any shares of any class of its stock), unless (i) such stock purchase relates to the Borrower's employee stock purchase plan, or (ii) Borrower provides to Lender a Compliance Certificate for the most recent month end period not less than twenty (20) days prior to closing the transaction and certifying compliance with the terms and conditions of this Agreement after giving effect to the anticipated transaction (including without limitation proforma income and balance sheet projections of the consolidated companies and a one (1) year cash flow projections with reducing principal of the Loans);

      (m) Borrower shall not enter into any purchase or acquisition with any other business entity wherein Borrower will be controlled by such other business, without the prior express written consent of Lender;

      (n) Borrower shall not declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock;

      (o) Borrower shall not make any loans (in excess of $500,000 in the aggregate outstanding) (i) to shareholders, directors or employees of the Borrower, (ii) to any Subsidiary or Affiliate, or (iii) not in the ordinary course of business to any Person;

      (p) Borrower shall (i) keep in full force and effect any and all Plans which may, from time to time, come into existence under ERISA, unless such Plans can be terminated without liability to Borrower; (ii) make contributions to all of the Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (iii) comply with all material requirements of ERISA which relate to Plans (including without limitation the minimum funding standards of Section 302 of ERISA); and (iv) notify Lender immediately upon receipt by Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Plans;

      (q) Except as set forth in subsection (l), above, or in connection with the investment, purchase or other acquisition, or contract to invest in marketable securities, Borrower shall not invest in, purchase or otherwise acquire, or contract to invest in, purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States. For purposes of this provision, the term "marketable securities" shall mean, (i) securities registered pursuant to the 1933 Act or 1934 Act of the Securities and Exchange Commission which are publicly traded on the New York Stock Exchange or NASDAQ Exchange, or (ii) private securities in the aggregate of not more than One Million Dollars ($1,000,000);

      (r) Borrower shall notify Lender in writing of any amendment to its organizational documents or change to its fiscal year;

      (s) Borrower shall reimburse Lender for all costs and expenses, including without limitation legal expenses, filing and recording fees and reasonable attorneys' fees not to exceed $12,000 for work done with respect to the preparation of Loan Documents for the initial closing, incurred by Lender in connection with documentation and consummation of this transaction and any other transactions between Borrower and Lender, including without limitation Uniform Commercial Code and other public record searches, lien filings, Federal Express or similar express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs, and in seeking to administer, collect, protect or enforce any rights in or to the Collateral or incurred by Lender in seeking to collect any Liabilities and to administer, participate, assign and/or enforce any of Lender's rights under this Agreement and the Other Agreements. All such costs, expenses and charges shall constitute Loans hereunder, shall be payable by Borrower to Lender on demand, and, until paid, shall bear interest at the Prime Rate then applicable to Loans hereunder; and

      (t)  Borrower shall maintain and comply with the following financial covenants:

(i)	Minimum Tangible Net Worth: Borrower will maintain at all times a Minimum Tangible Net Worth, at September 31, 2001, of not less than $90,000,000 without the Aris, Inc., acquisition and $115,000,000 with Aris, Inc., acquisition plus 85% of the cumulative consolidated net income (if positive). A one-time adjustment of up to $25,000,000 will be allowed from a future goodwill impairment, so long as it does not exceed $25,000,000. In the event, DigiTerra, Inc., and its Subsidiary is sold, the Minimum Tangible Net Worth will be increased by an amount equal to 50% of the increase to stockholder's equity created by the sale of DigiTerra, Inc., in accordance with GAAP.
(ii)
Fixed Charge Coverage Ratio: Borrower shall maintain, for the 12-month period ending on the last day of each quarter, a fixed charge coverage ratio of not less than (i) 1.15:1 as of September 31, 2001, (ii) 1.50:1 as of March 31, 2002; and (iii) 1.75:1 as of December 31, 2002 and thereafter.
(iii)
Leverage Ratio. Borrower shall not allow the ratio of Total Funded Indebtedness to EBITDA for the 12-month period ending on the last day of each quarter to exceed (i) 1.50:1 as of September 31, 2001, (ii) 1.00:1 as of March 31, 2002; and (iii) 0.75:1 as of December 31, 2002 and thereafter.
(iv)	Asset Coverage Ratio. Total Funded Indebtedness shall not exceed 50% of consolidated account receivables net of allowance for uncollectibles.
(v)
Additional Financial Covenant. 100% of proceeds from any disposition(s) of the Borrower and / or any of its Subsidiaries, equal to or greater than $2,500,000, will be immediately applied to pay down the Borrowings outstanding under this Agreement.
(vi)
Quarterly Financial Statements. Borrower shall provide to Lender quarterly consolidated and consolidating balance sheets, statements of income, retained earnings and cash flow, in accordance with GAAP, together with calculations confirming Borrower's compliance with all financial covenants, certified by a senior financial officer, within 45 days after the end of each quarter.
(vii)
Annual Financial Statements. Borrower shall provide to Lender annual consolidated and consolidating financial statements as described in Section 5.1(t)(vii), with an unqualified opinion from a recognized independent accounting firm and such firm's covenant compliance calculations, together with calculations confirming Borrower's compliance with all financial covenants, certified by a senior financial officer, within 90 days after the end of each fiscal year.
(viii)
Account Receivables. Borrower shall provide to Lender semi-annual aging report of consolidated accounts receivable and a listing of government and foreign accounts receivable that represent more than fifteen percent (15%) of total consolidated accounts receivable. The Lender may, from time to time and in its sole discretion, require Borrower to provide more frequent reporting.
(ix)
Projections. Borrower shall provide to Lender Borrower's projections consisting of one (1) year projections, prepared on a quarterly basis, of consolidated financial statements for each fiscal year, no later than 60 days before the end of the fiscal year.
(x)
Annual Lender Collateral Audit. Borrower shall permit the Lender to conduct an annual Collateral audit, to be paid for by the Lender so long as there is not then a default by Borrower under this Agreement. This requirement may be waived, at the Lender's discretion.
(xi)	Supplemental Requests. Borrower shall comply with Lender's reasonable request(s) to supply any additional or updated information.
(xii)	Changed Circumstances. Borrower shall promptly inform Lender of any material adverse change in the condition, property, Collateral or operations, financial or otherwise, of the Borrower.

      (u) Within thirty (30) days of the end of each calendar quarter, Borrower shall provide to Lender a "Quarterly Covenant Compliance Certificate" in the form attached as Exhibit "G", as the same may be reasonably modified by Lender from time to time.

      (v) Borrower shall promptly obtain guarantees, in form and substance satisfactory to Lender, from each domestic Subsidiary of the Borrower that results from merger, acquisition, creation or otherwise after the Closing Date so long as Borrower's investment in such Subsidiary is more than $15,000,000, together with corporate resolutions of each Guarantor authorizing such Guarantor to enter into the guarantee.

      (w) Borrower shall acquire PSINet Consulting Solutions, Inc., on, or within 72 hours after, the Closing Date.

      (x) Borrower shall be permitted to provide 100% cash or cash equivalent security for those standby letters of credit identified in Exhibit "E"; provided, however, such cash security does not exceed Six Hundred Twenty-Five Thousand Dollars ($638,500.00).

      (y) Borrower shall arrange for DigiTerra, Inc., to provide copies of all financial reporting obligations pursuant to the IBM Credit Corporation Agreement for Wholesale Financing at the same time such information is provided to IBM Credit Corporation.

      (z) Borrower shall arrange for DigiTerra, Inc., to provide an incumbancy certificate to Lender.

ARTICLE VI. GRANT OF SECURITY INTEREST TO LENDER.

    SECTION 6.1  Security Interest.  As security for the payment or other satisfaction of all Liabilities, Borrower hereby assigns to Lender and grants to Lender a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts, Inventory and other Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower; (b) all Chattel Paper, Instruments, Documents, Commercial Tort Claims, Letter-of-Credit Rights, Securities and General Intangibles (including without limitation all intellectual property, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, investments, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, security interests, security deposits, payment intangibles, software and any rights to indemnification); (c) all Inventory and other Goods, including without limitation Equipment, machinery, vehicles and fixtures; (d) all deposits, cash, money, leasehold interests, letters of credit, deposit accounts, investment properties, securities accounts, security certificates, security entitlements, uncertificated securities, securities intermediaries, commodity accounts, commodity contracts, promissory notes, financial assets and any other property of Borrower now or hereafter in the possession, custody or control of Lender or any agent or any Affiliate of Lender or any participant with Lender in the Loans and / or Letters of Credit for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (e) all additions and accessions to, substitutions for, and replacements, products, commingled goods and proceeds of the foregoing property, including without limitation proceeds of all insurance policies insuring the foregoing property, and all of Borrower's books and records relating to any of the foregoing and to Borrower's business. Borrower agrees to execute and deliver to Lender from time to time Uniform Commercial Code financing statements in substantially the form attached hereto as Exhibit "A". Borrower shall not grant a security interest in any of the Collateral to any other Person.

ARTICLE VII. PRESERVATION OF COLLATERAL AND PERFECTION OF
SECURITY INTERESTS THEREIN.

    SECTION 7.1  Preservation of Collateral.  Borrower shall, at Lender's request, at any time and from time to time, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things as Lender may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. If not received within thirty (30) days, Borrower irrevocably hereby makes, constitutes and appoints Lender (and all persons designated by Lender for that purpose) as Borrower's true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender's security interest in the Collateral. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

ARTICLE VIII. DEFAULT

    SECTION 8.1  Event of Default.  The occurrence of any one or more of the following events shall constitute an "Event of Default" by Borrower hereunder, unless the same is cured within ten (10) days (unless otherwise specifically provided):

      (a) the failure of any Obligor to pay when due, declared due, or demanded by Lender, any of the Liabilities within three (3) business days of written notification;

      (b) the failure of any Obligor to perform, keep or observe any of the non-financial covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements within thirty (30) days of written notification;

      (c) the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under any other agreement with any person if such failure may have a material adverse effect on such Obligor's business property, assets, operations or condition, financial or otherwise;

      (d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement relating to the operating leases identified in Exhibit "J" attached hereto (wherein such default would reasonably be expected to create a liability in excess of $250,000), in any lease wherein Borrower is a party, or in any bond, debenture note or other evidence of indebtedness;

      (e) the making, furnishing or omission by any Obligor to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and Lender, which is untrue or misleading in any respect;

      (f)  the making of any levy, seizure or attachment of any of Borrower's property;

      (g) the commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary and such Obligor is contesting such proceedings in good faith, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

      (h) the appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary and such Obligor is contesting such proceedings in good faith, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

      (i)  the entry of any judgment or order against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution;

      (j)  the dissolution of any Obligor which is a partnership, limited liability company or corporation;

      (k) the occurrence of a change of control, direct or indirect, of Borrower or management of Borrower. For purposes of this provision, management shall mean Mac J. Slingerlend shall serve as president, vice president, secretary or treasurer of the Borrower, and at least Bobby G. Stevenson shall be a member of the Borrower's board of directors;

      (l)  the occurrence of an event of default beyond the applicable cure period under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has granted Lender a security interest in or lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Liabilities; or

      (m) the institution in any court of a criminal proceeding against any Obligor, or the indictment of any Obligor for any crime.

ARTICLE IX. REMEDIES UPON AN EVENT OF DEFAULT.

    SECTION 9.1  Remedies.  Upon each occurrence of an Event of Default and lapse of the applicable cure period, Lender shall have the option to, but not the obligation to, pursue any one or more of the following remedies:

      (a) Without limiting Lender's right to demand payment of the Liabilities at any time, upon the occurrence of an Event of Default beyond the applicable cure period described in Article VIII hereof, all of Borrower's Liabilities shall immediately and automatically become due and payable, without notice of any kind and upon the occurrence of any other Event of Default beyond the applicable cure period, all Liabilities may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

      (b) Upon the occurrence of an Event of Default beyond the applicable cure period, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Lender's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand, or legal process of any kind, require that interest relating to the Loan as of the date of Event of Default until paid be paid at the Default Rate, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of Borrower's premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of Borrower's premises without cost to Lender. At Lender's request, Borrower shall, at Borrower's expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Lender, and Borrower agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed reasonably and properly given if given at least fifteen (15) calendar days before such disposition. Any proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including without limitation legal expenses and reasonable attorneys' fees, and any balance of such proceeds may be applied by Lender toward the payment of such of the Liabilities, and in such order of application, as Lender may from time to time elect, including without limitation to provide cash collateral to secure the Letters of Credit.

ARTICLE X. BORROWER'S INDEMNIFICATION

    SECTION 10.1  Indemnification.  Borrower agrees to defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Lender, each Affiliate of Lender, and each of their respective officers, directors, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including without limitation the disbursements and the reasonable fees of counsel located in one law firm for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including without limitation securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting solely from the willful misconduct or negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this Article X shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

ARTICLE XI. MISCELLANEOUS

    SECTION 11.1  Notices.  Any notice required or desired to be given hereunder shall be in writing and shall be considered effective when delivered, if by personal delivery, upon receipt, between the hours of 9:00 a.m. and 5:00 p.m. local time of the recipient, upon delivery, or if not, at 9:00 a.m., local time on the next business day, or upon delivery or upon refusal after mailing by certified mail, return receipt requested, postage prepaid, addressed as follows:

Lender:	Wells Fargo Bank, National Association 1740 Broadway Street, C7301-031 Denver, Colorado 80274 Attention: John Hall, Vice President (303) 863-5180 (303) 863-6670 (FAX)
copy to:	Hall & Evans, L.L.C. 1200 17th Street, Suite 1700 Denver, Colorado 80202 Attention: C. Chandler Lippitt, Esq. (303) 628-3447 (303) 628-3368 (FAX)
Borrower:	CIBER, Inc. 5251 DTC Parkway Greenwood Village, Colorado 80111 Attention: David G. Durham (303) 220-0100 (303) 220-7100 (FAX)
copy to:	Davis Graham & Stubbs, LLP 1550 17th Street, Suite 500 Denver, CO 80202 Attention: John L. McCabe, Esq. (303) 892-7351 (303) 893-1379 (FAX)

    SECTION 11.2  Termination.  This Agreement shall be in effect until the Termination Date. The security interests and liens created under this Agreement and the Other Agreements shall survive such termination until the Loans and / or Letters of Credit have been terminated and cancelled and the payment of the other Liabilities has become indefeasible.

    SECTION 11.3  Choice of Governing Law; Construction; Forum Selection.  This Agreement and the Other Agreements are submitted by Borrower to Lender for Lender's acceptance or rejection at Lender's principal place of business as an offer by Borrower to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business. If so accepted by Lender, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF COLORADO AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING WITHOUT LIMITATION THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement, and the parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions

    Borrower and Lender irrevocably agree that ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY AND COUNTRY OF DENVER, STATE OF COLORADO. BORROWER AND LENDER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. BORROWER AND LENDER HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST THE OTHER IN ACCORDANCE WITH THIS PARAGRAPH.

    SECTION 11.4  Participation / Assignment.  Lender shall have the right to assign all or any of its rights under this Agreement and the Other Agreements, and/or to offer participation interests therein, to any Person, without the consent of Borrower. In such event, Borrower shall execute such agreements, instruments and documents as Lender shall request in connection therewith, including without limitation agreements, instruments and documents in favor of each assignee and participant; provided, however, that Borrower shall not be required or obligated to provide notices, reports, financial statements or other documents required hereunder to any assignee of Lender unless such assignee acquires all of Lender's rights and obligations under this Agreement and the Loan Documents.

    SECTION 11.5  Modification and Benefit of Agreement.  This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including without limitation Borrower's rights, titles, interest, remedies, powers or duties thereunder.

    SECTION 11.6  Headings and Subdivisions.  The headings of articles, sections and subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

    SECTION 11.7  Power of Attorney.  Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

    SECTION 11.8  Waiver of Jury Trial; Other Waivers.

      (a) BORROWER AND LENDER HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO

  THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY BORROWER OR LENDER OR WHICH IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND LENDER. IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES IF AN EVENT OF DEFAULT HAS OCCURRED.

      (b) Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

      (c) BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

      (d) Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrower specifying such suspension or waiver.

    SECTION 11.9  Entire Agreement.  This Agreement and the Other Agreements constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superceded by this Agreement and the Other Agreements. Nothing in this Agreement or in the Other Agreements, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by any reason of this Agreement or the Other Agreements.

    SECTION 11.10  Confidentiality.  Except for the dollar amount and existence of the Loan made under this Agreement, Lender and Borrower each acknowledge and agree that any and all information, whether written or verbal, regarding the material terms of this Agreement and the negotiation of this transaction and all documents and information developed in relation hereto or provided are considered and shall be kept confidential between the parties. Further, Lender acknowledges and agrees that any and all information, whether written or verbal, regarding the business of Borrower, including financial documentation or other business information provided to Lender by Borrower or its employees or agents under this Agreement, shall be considered proprietary and confidential the sole and exclusive property of Borrower and is considered and shall be kept confidential by Lender in perpetuity, except as may be required in a legal proceeding, and shall not be discussed with or provided to any third party, without the prior written consent of Borrower, which consent may be granted or withheld in Borrower's reasonable discretion.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WELLS FARGO BANK, National Association
By	/s/ JOHN HALL
Title	Vice President
CIBER, INC., a Delaware corporation
By	/s/ MAC SLINGERLEND
Title	President and Chief Executive Officer

LIST OF EXHIBITS

A	–	Form of Note
B	–	Form of Counsel Opinion
C	–	Business and Collateral Locations
D	–	Permitted Trade Names and Assumed Names
E	–	Permitted Liens
F	–	List of Subsidiaries and Affiliates
G	–	Quarterly Covenant Compliance Certificate
H	–	Schedule of Exceptions to Borrower's Covenants
I	–	Form of UCC Financing Statement
J	–	List of Operating Agreements
K	–	Schedule of Liabilities that are Assumed, Guaranteed or Endorsed by Borrower in Connection with the Obligation of any Person

QuickLinks

LOAN AND SECURITY AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. CREDIT; FEES AND CHARGES
ARTICLE III. CONDITIONS OF LENDING.
ARTICLE IV. BORROWER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.
ARTICLE V. ADDITIONAL COVENANTS OF BORROWER.
ARTICLE VI. GRANT OF SECURITY INTEREST TO LENDER.
ARTICLE VII. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.
ARTICLE VIII. DEFAULT
ARTICLE IX. REMEDIES UPON AN EVENT OF DEFAULT.
ARTICLE X. BORROWER'S INDEMNIFICATION
ARTICLE XI. MISCELLANEOUS
LIST OF EXHIBITS